UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2023

PROMIS NEUROSCIENCES INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-41429	98-0647155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 1920 Yonge Street, Toronto, Ontario, Canada	M4S 3E2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 847-6898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	PMN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Principal Executive Officer

On January 3, 2024, ProMIS Neurosciences Inc. (the “Company”) announced that it separated with Gail Farfel, Ph.D. as President and Chief Executive Officer and principal executive officer of the Company, and as a member of the Board of Directors of the Company (the “Board”), in each case, effective as of December 30, 2023 (the “Separation”).

In connection with the Separation, Dr. Farfel and the Company intend to enter into a Separation Agreement (the “Separation Agreement”) pursuant to which, Dr. Farfel will receive severance benefits in exchange for a release pursuant to the terms of her employment agreement with the Company, which was filed as Exhibit 10.49 to the Company’s Current Report on Form 8-K filed on September 13, 2022.

Appointment of Chief Executive Officer and Principal Executive Officer; Appointment of Lead Independent Director

Effective December 30, 2023, the Board appointed Neil Warma as President and interim Chief Executive Officer and principal executive officer of the Company (the “Appointment”). In connection with the Appointment, Mr. Warma resigned from his positions as Chair of the Compensation Committee of the Board (the “Compensation Committee”), as a member of the Compensation Committee, and as a member of the Audit Committee of the Board. Mr. Warma will continue to serve on the Board.

Mr. Warma joined the Board of Directors of the ProMIS in May 2021. Mr. Warma has been a healthcare entrepreneur for over 25 years having managed and advised numerous biotechnology and pharmaceutical companies across the globe. Previously, Mr. Warma served as the President and CEO and member of the board of directos of Genexine, Inc., a publicly-traded global biopharmaceutical company, from April 2022 to October 2023. Additionally, Mr. Warma served as the General Manager of I-Mab Biopharma U.S., a publicly-traded global biopharmaceutical company from September 2019 until May 2022. Mr. Warma was founder and from 2018 to 2019 served as CEO of Biohealth Care, LLC, which provided advisory services to the healthcare industry. Previously, Mr. Warma was President and CEO and a member of the board of directors of Opexa Therapeutics, Inc., a publicly-traded biopharmaceutical company from 2008 to 2017. He was President, CEO and Director of Viron Therapeutics from 2004 to 2007 and prior to that held several senior positions at Novartis AG in Basel, Switzerland. Mr. Warma has served as a director for Genexine Ltd., a public company, and Biotechnology Innovation Organization since March 2021 and November 2020, respectively. Mr. Warma earned a Bachelor of Science degree in Neuroscience from the University of Toronto and a Master of Business Administration from York University.

On December 30, 2023, the Company entered into an employment agreement letter with Mr. Warma (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Warma is paid an annual base salary of $250,000 and is eligible for one-time incentive cash bonus in an amount up to $400,000 upon the completion of certain milestones. In connection with his appointment, Mr. Warma was also granted stock options to purchase 200,000 shares of the Company’s common stock.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as an exhibit to this Form 8-K.

No family relationships exist between Mr. Warma and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Warma and any other person pursuant to which Mr. Warma was selected as the President and Chief Executive Officer, nor are there any transactions to which the Company is or was a participant in which Mr. Warma has a material interest subject to disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On January 3, 2024, the Company issued a press release entitled “ProMIS Neurosciences, Inc. Announces Leadership Transition”. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between ProMIS Neurosciences Inc. and Mr. Warma, dated as of December 30, 2023
99.1	Press Release, dated January 3, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROMIS NEUROSCIENCES INC.

Date: January 3, 2024	By:	/s/ Neil Warma
Name: Neil Warma
Title: Interim Chief Executive Officer